As filed with the Securities and Exchange Commission on September 4, 1998

                                        Registration No. 33-

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM S-8
                          REGISTRATION STATEMENT
                                  Under
                        THE SECURITIES ACT OF 1933

                         BERRY PETROLEUM COMPANY
        (Exact name of registrant as specified in its charter)

                                 Delaware
      (State or other jurisdiction of incorporation or organization)

                                77-0079387
                  (I.R.S. Employer Identification No.)

                           28700 Hovey Hills Road
                                P.O. Bin X
                           Taft, California 93268
                              (805) 769-8811
           (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)

                    Berry Petroleum Company Thrift Plan
                         (Full Title of the Plan)

                              JERRY V. HOFFMAN
                           Chairman of the Board,
                    President and Chief Executive Officer
                           28700 Hovey Hills Road
                                P.O. Bin X
                          Taft, California 93268
                              (805) 769-8811
           (Address, including zip code, and telephone number,
                including area code, of agent for service)

                                 Copies to:
                           Laura K. McAvoy, Esq.
                      Nordman, Cormany, Hair & Compton
                    1000 Town Center Drive, Sixth Floor
                               P.O. Box 9100
                      Oxnard, California  93031-9100


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                    CALCULATION OF REGISTRATION FEE

                                   Proposed        Proposed
Title of                           Maximum         Maximum
Securities          Amount         Offering        Aggregate    Amount of
to be               to be          Price           Offering     Registration
Registered	         Registered     per Share       Price        Fee

Interests          50,000 Shares    $12.4688 (4)   $623,440 (4) $ 183.92 (4)
Related to the     Amount of Plan
Berry Petroleum    Interests (1) (2)
Company Thrift
Plan

Rights to          50,000 Shares (3)
Purchase Shares
of Common Stock

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement covers an estimate of the amount of interests to be offered or sold pursuant to the Berry Petroleum Company Thrift Plan described herein. All shares covered by this Registration Statement will be derived from shares purchased in the open market. No shares for the Plan will be newly issued shares.

(2) This Registration Statement also covers such additional number of shares, presently indeterminable, as may become issuable in the event of stock dividends, stock splits, recapitalizations or other changes in the Class A Common Stock.

(3) Includes Rights that could be purchased upon the occurrence of certain events pursuant to the Berry Petroleum Company Rights Plan.


(4) Pursuant to Rule 457(c) and Rule 457(h), the maximum offering price per share is a recent average of the high and low sales prices for the Class A Common Stock as reported by the New York Stock Exchange of $12.4688 per share.


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                                 PART I

            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

     Not required to be included herein.

Item 2.  Registrant Information and Employee Plan Annual
         Information.

     Not required to be included herein.



                                 PART II

         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents are incorporated herein by reference:

      (a) The Registrant's Annual Report on Form 10-K, for the fiscal year ended December 31, 1997, as filed with the Securities and Exchange Commission on or about March 11, 1998;

      (b) The Registrant's Quarterly Reports on Form 10-Q, for the quarters ended March 31, 1998 and June 30, 1998;

      (c) The information under the caption "Item 1. Description of Registrant's Securities to be Registered" on Pages 2 and 3 of the Registrant's Registration Statement on Form 8-A which was declared effective by the Securities and Exchange Commission on or about October 20, 1987.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Not required to be included herein.

Item 5. Interests of Named Experts and Counsel.

     None.

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

Item 6.  Indemnification of Directors and Officers.

     The General Corporation Law of the State of Delaware (the "Delaware GCL") provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful in the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a shareholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. The indemnification described in clauses (ii) and (iii) above shall be made only upon a determination by
(i) a majority of a quorum of disinterested directors, (ii) independent legal counsel or (iii) the shareholders, that indemnification is proper because the applicable standard of conduct is met. Expenses incurred by a director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses relate.

     As permitted by the Delaware GCL, the Registrant's Certificate of Incorporation includes a provision eliminating, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

     The Bylaws of the Registrant provide, in effect, that, to the extent and under the circumstances permitted by Section 145 of the Delaware GCL, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation service with respect to employee benefit plans.

     The Registrant has entered into, and may from time to time enter into, a form of indemnity agreement (the "Indemnity Agreement") with each director or officer designated by the Board of Directors, depending on the then current status of directors' and officers' insurance coverage. The Indemnity Agreement requires that the Registrant indemnify directors and officers who are parties thereto in all cases to the fullest extent permitted by applicable law. Under the Delaware GCL, except in the case of litigation in

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

which a director or officer is successful on the merits, indemnification of a director or officer is discretionary rather than mandatory. The Indemnity Agreement requires the Registrant to make prompt payment of litigation expenses at the request of the director or officer in advance of indemnification provided that he undertakes to repay the amounts if it is ultimately determined that he is not entitled to indemnification for such expenses and provided further that such advance shall not be made if it is determined that the director or officer acted in bad faith or deliberately breached his duty to the Registrant and its shareholders and, as a result, it is more likely than not that he will not be entitled to indemnification under the terms of the Indemnity Agreement. The advance of litigation expenses is mandatory absent a special determination to the contrary; under the Delaware GCL and the Registrant's Bylaws, such advance would be discretionary. Under the Indemnity Agreement, the director or officer is permitted to petition the court to seek recovery of amounts due under the Indemnity Agreement and to recover the expenses of seeking such recovery if he is successful. Without the Indemnity Agreement, the Registrant would not be required to pay or reimburse the director or officer for his expenses in seeking indemnification recovery against the Registrant. By the terms of the Indemnity Agreement, its benefits are not available if the director or officer has other indemnification or insurance coverage for the subject claim or, with respect to the matters giving rise to the claim,
(i) received a personal benefit, (ii) violated Section 16(b) of the Securities Exchange Act of 1934 or analogous provisions of law, or (iii) committed certain acts of dishonesty. Absent the Indemnity Agreement, indemnification that might be made available to directors and officers could be changed by amendments to the Registrant's Certificate of Incorporation or Bylaws.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     4.1  Berry Petroleum Company Thrift Plan.

     5.1 Opinion of Nordman, Cormany, Hair & Compton regarding validity of securities.

    23.1  Consent of Nordman, Cormany, Hair & Compton (included in Exhibit
          5.1).

    23.2  Consent of PricewaterhouseCoopers LLP.

     The Registrant will submit or has submitted the Thrift Plan, and hereby undertakes to submit any amendments thereto, to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify said Thrift Plan.


Item 9.  Undertakings.

     The undersigned Registrant hereby undertakes:

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

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                              SIGNATURES


     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taft, State of California, on this 1 day of September, 1998.

                             BERRY PETROLEUM COMPANY


                             By: s/s Jerry V. Hoffman
                                 Jerry V. Hoffman, Chairman of
                                 the Board, President and Chief
                                 Executive Officer (Principal
                                 Executive Officer)


                             By: s/s Ralph J. Goehring
                                 Ralph J. Goehring, Senior Vice
                                 President and Chief Financial
                                 Officer (Principal Financial
                                 Officer)


                             By: s/s Donald A. Dale
                                 Donald A. Dale, Controller
                                 (Principal Accounting Officer)

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

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES                     TITLE                        DATE


s/s Jerry V. Hoffman           Chairman of the           September 1, 1998
Jerry V. Hoffman               Board, President
                               and Director


s/s William F. Berry           Director                  September 1, 1998
William F. Berry


s/s Gerry A. Biller            Director                  September 1, 1998
Gerry A. Biller


s/s Ralph B. Busch, III        Director                  September 1, 1998
Ralph B. Busch, III


s/s William E. Bush, Jr.       Director                  September 1, 1998
William E. Bush, Jr.


s/s Richard F. Downs           Director                  September 1, 1998
Richard F. Downs


s/s John A. Hagg               Director                  September 1, 1998
John A. Hagg


s/s Thomas J. Jamieson         Director                  September 1, 1998
Thomas J. Jamieson


s/s Roger G. Martin            Director                  September 1, 1998
Roger G. Martin


s/s James A. Middleton         Director                  September 1, 1998
James A. Middleton

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     THE PLAN.  Pursuant to the requirements of the Securities Act of 1933, the Committee appointed under the Berry Petroleum Company Thrift Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taft, State of California, on this 1 day of September, 1998.

                             BERRY PETROLEUM COMPANY THRIFT PLAN


                             By:  s/s Jerry V. Hoffman
                                  Jerry V. Hoffman, Committee Member


                             By:  s/s Ralph J. Goehring
                                  Ralph J. Goehring, Committee Member


                             By:  s/s Kenneth A. Olson
                                  Kenneth A. Olson, Committee Member

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                               EXHIBIT INDEX

                                                            Sequentially
Exhibit No.        Description                             Numbered Pages


4.1            Berry Petroleum Company                            11
               Thrift Plan, as amended.

5.1            Opinion of Nordman, Cormany,                      104
               Hair & Compton regarding
               validity of securities.

23.1           Consent of Nordman, Cormany,                      104
               Hair & Compton (included in
               Exhibit 5.1).

23.2           Consent of PricewaterhouseCoopers LLP.            105

                                   10